Exhibit 99.1

FINAL: For Release

NEW YORK & COMPANY, INC. REPORTS FOURTH QUARTER FISCAL YEAR 2013

OPERATING INCOME ABOVE HIGH END OF COMPANY GUIDANCE

~ 3rd Consecutive Quarter of Positive Comparable Store Sales Growth ~

~ FY Operating Results Improve Nearly $70M Over Past Three Years ~

New York, New York — March 20, 2014 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 507 retail stores, today announced results for the fourth quarter and full fiscal year ended February 1, 2014 (“fiscal year 2013”).  The Company noted that fiscal year 2013 included 52 weeks versus 53 weeks in fiscal year 2012, with the additional week occurring in the fourth quarter of last year.

Gregory Scott, New York & Company’s CEO, stated:  “We are pleased that our fourth quarter operating results exceeded the high end of our previously issued guidance driven by positive comparable store sales and expansion in merchandise margin, while continuing to control our operating expenses.  These results marked the eighth consecutive quarter of improved operating performance versus prior year periods, on an adjusted basis. We also continue to be pleased with our growth initiatives in eCommerce and Outlets.  We ended the year with a strong balance sheet, which positions us well as we begin 2014.”

Fourth Quarter Fiscal Year 2013 Results:

As previously disclosed, during the fourth quarter of fiscal year 2012, the Company recognized a $4.3 million benefit to net sales, gross margin, and operating income.  All comparable store sales figures and “non-GAAP” figures referred to in this release exclude this benefit. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 5 of this press release.

•                  Net sales for the 13-week period ended February 1, 2014 were $271.0 million versus net sales of $291.8 million for the 14-week period ended February 2, 2013, which includes a previously recorded benefit of $4.3 million.  In addition, the fourth quarter of fiscal year 2013 net sales results included the following:

•                  A comparable store sales increase of 1.2% as compared to an increase of 2.3% in the prior year fourth quarter;

•                  The elimination of the 53rd week recorded in the fourth quarter of fiscal year 2012; and

•                  23 fewer stores in operation during the fourth quarter of fiscal year 2013 as compared to the fourth quarter of last year.

•                  Gross margin increased 150 basis points to 28.4% versus the prior year non-GAAP adjusted gross margin rate of 26.9%.  The improvement in gross margin was driven by an increase in merchandise margin resulting from improved product costs, a lower level of markdowns, and a reduction in occupancy costs.  On a GAAP basis, the prior year gross margin rate was 28.0%.

•                  Selling, general and administrative expenses were managed tightly in the fourth quarter reflecting a decrease in store selling expenses versus the prior year period, partially offset by an increase in variable compensation.  On a rate basis, however, the Company deleveraged its reduced expense structure by 130 basis points from the year-ago period due to lower sales volume resulting from a reduced store count, the loss of the extra week in fiscal year 2012, and the $4.3 million benefit recorded in net sales during the fourth quarter of fiscal year 2012.

•                  Operating income increased to $7.2 million versus non-GAAP adjusted operating income of $6.2 million in the fourth quarter of last year.  On a GAAP basis, year-ago operating income was $10.6 million.  Fourth quarter fiscal year 2013 operating income exceeded the high end of the Company’s increased guidance provided on January 13, 2014.

•                  Net income increased to $6.9 million, or $0.11 per diluted share.  This compares to non-GAAP adjusted net income of $6.2 million, or $0.10 per diluted share in the prior year.  On a GAAP basis, prior-year net income was $10.5 million, or $0.17 per diluted share.

•                  Total year-end inventory at cost (including in-transit inventory) was below the Company’s previously provided guidance and increased only 4.1% as compared to the end of last year, and inventory per average store increased 6.6% versus the prior year period, reflecting higher in-store inventory, partially offset by a lower level of in-transit inventory.

•                  The Company ended the year with $69.7 million of cash-on-hand with no outstanding borrowings under its credit facility.

Fiscal Year 2013 Results:

•                  Net sales for the 52-week period ended February 1, 2014 were $939.2 million compared to net sales of $966.4 million for the 53-week period ended February 2, 2013, which includes a previously recorded benefit of $4.3 million.

•                  Comparable store sales increased 1.1% versus an increase of 0.1% in fiscal year 2012.

•                  Gross margin increased 100 basis points to 28.1% versus the prior year non-GAAP adjusted gross margin rate of 27.1%.  The improvement in gross margin was driven primarily by continued improvements in product costs and lower levels of markdowns.  On a GAAP basis, the prior year gross margin rate was 27.4%.

•                  Selling, general and administrative expenses were $261.3 million versus the $262.6 million in the prior year.  The decrease in selling, general and administrative expenses as compared to the prior year was the result of a decrease in variable compensation and store selling expenses partially offset by increased marketing and insurance claims.

•                  Operating income was $3.1 million reflecting a significant improvement from the prior year’s non-GAAP adjusted operating loss of $2.1 million.  On a GAAP basis, year-ago operating income was $2.3 million.

•                  Net income was $2.4 million, or $0.04 per diluted share. This compares to last year’s non-GAAP adjusted net loss of $2.2 million, or $0.04 per diluted share.  On a GAAP basis, year-ago net income was $2.1 million, or $0.03 per diluted share.

•                  The Company opened eight new stores, including seven Outlet stores, remodeled seven existing stores, including its location in Columbia, Maryland where the Company debuted its new Store of the Future design, and closed 20 stores, ending the year with 507 stores, including 51 Outlet stores and 2.6 million selling square feet in operation.

•                  Capital expenditures of $18.8 million included approximately $9.0 million related to non-store capital projects, which principally represents information technology to enhance the functionality of its omni-channel retail strategy and to provide a seamless and consistent customer shopping experience across all channels of the business.  In addition, capital spending of $9.8 million was related to the opening of new stores and the remodeling of existing locations.

Mr. Scott continued:  “Over the past three years, we successfully implemented several key strategies which have established a strong foundation for future growth.  We returned to peak merchandise margin levels and rationalized our expense structure — improving fiscal year operating results by nearly $70 million.  Moving forward, we remain focused on additional growth opportunities to drive sales and margins.  First, we are focused on driving the topline and comparable store sales growth in each channel of our business, particularly as we leverage our new eCommerce platform and fully realize its omni-channel capabilities.  Second, increasing brand awareness and engaging customers with our brand.  Third, growing our brand through key merchandise initiatives focused on high margin businesses, including our sub-brands.  Fourth, optimizing our real estate portfolio as we stabilize our New York & Company store count, rollout our new Store of the Future design, and continue to grow our successful Outlet locations.”

“Looking ahead, we remain confident in our strategies and our ability to drive further improvement in our operating results for the full fiscal year 2014 and beyond.  While the first quarter began softer than anticipated, much of the spring season is still ahead of us with significant traffic-driving events planned and compelling fashion trends in our assortments.”

Outlook

The Company’s expectations for the first quarter of fiscal year 2014 reflect softer than anticipated business in February due to a reduction in traffic to its brick and mortar stores driven by a combination of factors including unfavorable weather conditions versus last year.  The Company notes that while February was disappointing, it is entering its peak selling periods later in the first quarter — Easter and pre-Mother’s Day.

•                  Net sales for the first quarter of fiscal year 2014 are expected to decrease slightly versus last year.  This includes the impact of 12 fewer stores in operation since the first quarter of fiscal year 2013.  Comparable store sales are expected to be approximately flat versus the prior year period.

•                  The Company expects gross margin to decline slightly from the year-ago period.

•                  Selling, general and administrative expenses are expected to be approximately flat as a percentage of net sales versus the prior year’s first quarter.

•                  Operating results for the first quarter of fiscal year 2014 are projected to be approximately breakeven.

•                  The Company expects inventory levels at the end of the first quarter of fiscal year 2014 to be up in the high single-digit range as compared to the prior year, which were down 13.0%.  This reflects additional inventory investments in new businesses including Eva Mendes and Outlets.

•                  Capital expenditures are expected to be approximately $6 million for the first quarter of fiscal year 2014, as compared to $3.0 million in the prior year’s first quarter, reflecting new Outlet stores, store remodels, investments in information technology and eCommerce, and costs associated with the relocation and build-out of the Company’s new corporate headquarters.

•                  Depreciation expense for the first quarter of fiscal year 2014 is estimated to be approximately $8 million.

•                  For fiscal year 2014, capital expenditures are expected to range between $35 million and $40 million, as compared to $18.8 million in fiscal year 2013.  This increase reflects continued investments in information technology and eCommerce; real estate spending to support the opening of new Outlet stores and New York & Company stores, along with remodels representing the Company’s new Store of the Future design; and capital expenditures of approximately $14 million related to the Company’s relocation and build-out of its new corporate headquarters.

•                  For fiscal year 2014, depreciation expense is expected to be approximately $30 million.

•                  During the first quarter of fiscal year 2014, the Company expects to open two new Outlet stores, remodel four existing locations, and close three stores, ending the first quarter of fiscal year 2014 with approximately 506 stores, including 53 Outlet stores.

•                  For fiscal year 2014, the Company expects to open between eight and 12 new Outlet stores, along with approximately two New York & Company stores, remodel 10 to 15 existing locations, and close between 12 and 14 New York & Company stores, ending the year with between 503 and 509 stores, including between 59 and 63 Outlet stores.

Conference Call Information

A conference call to discuss fourth quarter and fiscal year 2013 results is scheduled for today, Thursday, March 20, 2014 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 437-9445 and reference conference ID number 8552557 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on March 20, 2014 until 11:59 p.m. Eastern Time on March 27, 2014 and can be accessed by dialing (877) 870-5176 and entering conference ID number 8552557.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile — all at compelling values. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and online at www.nyandcompany.com. The Company operates 507 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

203-682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements, including those under “Outlook” above, can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	13-weeks ended February 1, 2014	% of net sales	14-weeks ended February 2, 2013	% of net sales
Net sales	$271,004	100.0%	$291,758	100.0%

Cost of goods sold, buying and occupancy costs	193,958	71.6%	210,133	72.0%

Gross profit	77,046	28.4%	81,625	28.0%

Selling, general and administrative expenses	69,824	25.7%	71,075	24.4%

Operating income	7,222	2.7%	10,550	3.6%

Interest expense, net of interest income	94	—%	92	—%

Income before income taxes	7,128	2.7%	10,458	3.6%

Provision (benefit) for income taxes	185	0.1%	(22)	—%

Net income	$6,943	2.6%	$10,480	3.6%

Basic earnings per share	$0.11		$0.17

Diluted earnings per share	$0.11		$0.17

Weighted average shares outstanding:
Basic shares of common stock	62,512		61,742
Diluted shares of common stock	63,251		62,341

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase	1.2%	2.3%
Net sales per average selling square foot (a)	$102	$105
Net sales per average store (b)	$531	$553
Average selling square footage per store (c)	5,201	5,251

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	52-weeks ended February 1, 2014	% of net sales	53-weeks ended February 2, 2013	% of net sales
Net sales	$939,163	100.0%	$966,434	100.0%

Cost of goods sold, buying and occupancy costs	674,793	71.9%	701,613	72.6%

Gross profit	264,370	28.1%	264,821	27.4%

Selling, general and administrative expenses	261,293	27.8%	262,569	27.2%

Operating income	3,077	0.3%	2,252	0.2%

Interest expense, net of interest income	369	—%	360	—%

Income before income taxes	2,708	0.3%	1,892	0.2%

Provision (benefit) for income taxes	314	—%	(208)	—%

Net income	$2,394	0.3%	$2,100	0.2%

Basic earnings per share	$0.04		$0.03

Diluted earnings per share	$0.04		$0.03

Weighted average shares outstanding:
Basic shares of common stock	62,313		61,516
Diluted shares of common stock	63,240		62,164

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase	1.1%	0.1%
Net sales per average selling square foot (a)	$350	$345
Net sales per average store (b)	$1,831	$1,837
Average selling square footage per store (c)	5,201	5,251

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	February 1, 2014	February 2, 2013
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$69,723	$60,933
Accounts receivable	7,026	8,216
Income taxes receivable	99	488
Inventories, net	83,479	80,198
Prepaid expenses	21,141	21,467
Other current assets	1,280	954
Total current assets	182,748	172,256

Property and equipment, net	83,553	97,960
Intangible assets	14,879	14,879
Deferred income taxes	6,501	6,755
Other assets	1,072	830
Total assets	$288,753	$292,680
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$75,874	$74,410
Accrued expenses	46,880	49,047
Income taxes payable	1,075	989
Deferred income taxes	6,501	6,755
Total current liabilities	130,330	131,201

Deferred rent	39,925	48,834
Other liabilities	5,283	6,393
Total liabilities	175,538	186,428

Total stockholders’ equity	113,215	106,252
Total liabilities and stockholders’ equity	$288,753	$292,680

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)	52-weeks ended February 1, 2014	53-weeks ended February 2, 2013
	(Unaudited)	(Audited)

Operating activities
Net income	$2,394	$2,100
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,718	34,909
Loss from impairment charges	524	556
Amortization of deferred financing costs	119	119
Share-based compensation expense	3,867	3,869
Changes in operating assets and liabilities:
Accounts receivable	1,190	(947)
Income taxes receivable	389	(11)
Inventories, net	(3,281)	1,130
Prepaid expenses	326	(410)
Accounts payable	1,464	2,113
Accrued expenses	(2,167)	(3,415)
Income taxes payable	86	(2,075)
Deferred rent	(8,909)	(8,293)
Other assets and liabilities	(832)	(2,265)
Net cash provided by operating activities	27,888	27,380

Investing activities
Capital expenditures	(18,836)	(18,144)
Insurance recoveries	—	815
Net cash used in investing activities	(18,836)	(17,329)

Financing activities
Proceeds from exercise of stock options	510	95
Shares withheld for payment of employee payroll taxes	(772)	—
Net cash (used in) provided by financing activities	(262)	95

Net increase in cash and cash equivalents	8,790	10,146
Cash and cash equivalents at beginning of period	60,933	50,787
Cash and cash equivalents at end of period	$69,723	$60,933

Exhibit (5)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP gross margin, operating income (loss), net income (loss) and earnings (loss) per diluted share for the 14-weeks and 53-weeks ended February 2, 2013 are indicated below.  This information reflects, on a non-GAAP adjusted basis, the Company’s operating results after excluding the effect of a $4.3 million favorable adjustment reflecting breakage income from unused merchandise credits. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding earnings that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	14-weeks ended February 2, 2013
(Amounts in thousands, except per share amounts)	Gross margin	Operating income	Net income	Earnings per diluted share
GAAP as reported	$81,625	$10,550	$10,480	$0.17
Adjustments affecting comparability
Breakage income related to merchandise credits(1)	(4,325)	(4,325)	(4,325)	(0.07)
Non-GAAP as adjusted	$77,300	$6,225	$6,155	$0.10

	53-weeks ended February 2, 2013
(Amounts in thousands, except per share amounts)	Gross margin	Operating income (loss)	Net income (loss)	Earnings (loss) per diluted share
GAAP as reported	$264,821	$2,252	$2,100	$0.03
Adjustments affecting comparability
Breakage income related to merchandise credits(1)	(4,325)	(4,325)	(4,325)	(0.07)
Non-GAAP as adjusted	$260,496	$(2,073)	$(2,225)	$(0.04)

(1)  The tax effect of the $4.3 million benefit is offset by a full valuation allowance against deferred tax assets.